Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
September 30, 2014
October 2014	Advisory

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our October advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our October offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [160%-165%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QU53	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[160-165]%	0.00%			10/31/14	11/5/14	11/5/18

4 Year SX5E EFA Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [150%-160%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QU20	Lowest Performing of: iShares MSCI EAFE Index Fund and EURO STOXX 50® Index	Approximately 50% of Initial Level; European Knock-In	[150-160]%	0.00%			10/31/14	11/5/14	11/5/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

5 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [110%-115%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the performance of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QTS5	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 55% of Initial Level; European Knock-In	[110-115]%	0.00%			10/31/14	11/5/14	11/5/19

5 Year RTY Contingent Coupon Callable Yield Notes

For each contingent coupon period, unless the securities are redeemed earlier on any applicable quarterly Contingent Coupon Payment Date (but no earlier than one year from the date of issuance), the investor is entitled to receive a contingent coupon expected to be between [8.00%-9.00%]* per annum if a Coupon Barrier Event does not occur.   If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 75%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.

CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QU61	Russell 2000® Index	Approximately 75% of Initial Level; European Knock-In	Quarterly contingent coupon periods	0.00%			10/31/14	11/5/14	11/5/19

* The actual coupon rate, participation rate, knock-in level, buffer amount, coupon barrier level, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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